UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2024

VIVAKOR, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41286	26-2178141
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

5220 Spring Valley Rd. Suite LL20

Dallas, TX 75254

(Address of principal executive offices)

(949) 281-2606

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VIVK	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

On June 3, 2024, the Board of Directors (the “Board”) of Vivakor, Inc. (the “Company”) appointed Mr. Michael Thompson as a member of the Board, effective immediately. Mr. Thompson has been determined by the Board to be an independent director consistent with Rule 5605(a)(2) of the NASDAQ listing standards. In addition to serving as an independent director, Mr. Thompson will serve as chair of the Audit Committee of the Board (the “Audit Committee”).

Michael Thompson, 55, Director

Michael Thompson, age 55, combines over 25 years of experience in company directorship. Previously, he had been involved in four companies and two nonprofit organizations, holding positions including President, Representative Director, and board member. Mr. Thompson presently serves as the Global Head of Multi-Vendor Solutions at HP.  From 2016 to 2021, Mr. Thompson has served on the Board of Directors as the Chair of the Audit Committee and Conflicts Committee of Rhino Resources, LTD, a company concentrated on coal and energy-related assets and activities. From 2014 to 2016, Mr. Thompson was a Director and Chair of the Strategic Planning Committee of Idaho Aquarium, a nonprofit aquarium. From 2010 to 2012, Mr. Thompson was a member of the board of Asister, a nonprofit organization focused on designing and distributing appliances in Latin America. From 2005 to 2009, Mr. Thompson served on the Board of Directors for Environmental Energy Services, Inc. and Blaze Energy, Inc., energy services and asset accumulation companies. From 1996 to 1999, he served as President and Representative Director of Micron Electronics Japan, K.K. and Micron Electronics China. Mr. Thompson has a bachelor's degree in Business and Japanese from Brigham Young University and a master’s degree in Organizational Leadership from Gonzaga University. Mr. Thompson is a member of the National Association of Corporate Directors and brings to our Board over 25 years of experience in corporate governance, compliance and turnaround.

Family Relationships

Mr. Thompson does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no related party transactions with regard to Mr. Thompson reportable under Item 404(a) of Regulation S-K.

Compensatory Arrangements

On June 3, 2024, the Company entered into a Director Agreement with Mr. Thompson (the “Thompson Director Agreement”). Pursuant to the Thompson Director Agreement, effective June 3, 2024, Mr. Thompson shall serve as a member of the Board and the chair of the Audit Committee and will receive $60,000 annually in addition to $50,000 in shares of restricted stock annually, vesting quarterly and valued at the stock price on the date of grant. Mr. Thompson also received a one-time grant of 50,000 shares of the Company’s common stock under the Company’s 2023 Equity and Incentive Plan.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Thompson Director Agreement, and such descriptions is qualified in its entirety by reference to the full text of the Thompson Director Agreement, a copy of which is filed herewith as Exhibit 10.1.

Item 8.01 Other Events.

Compliance with Nasdaq Continued Listing Requirements

On June 6, 2024, the Company received a letter from the Nasdaq Stock Market LLC informing the Company that, as a result of Mr. Thompson’s appointment to the Board and the Audit Committee, the Company has regained compliance with the independent director and audit committee requirements set forth in Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2).

Item 9.01 Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit
10.1	Director Agreement, by and between Vivakor, Inc. and Michael Thompson, dated June 3, 2024

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVAKOR, INC.

Dated: June 7, 2024	By:	/s/ James Ballengee
		Name:	James Ballengee
		Title:	Chief Executive Officer

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